Exhibit 99.1



             MERGER OF CUC AND HFS IS COMPLETED, VALUED AT $14 BILLION --
                  COMBINATION FORMS CENDANT CORPORATION (NYSE:  CD)

               Consumer Brands, Membership Services and Online Commerce
                       Prowess Create a Global Marketing Leader

               Powerful Cross-Marketing and Purchasing Leverage Across
             Business Segments:  Travel, Real Estate, Membership Services

                 Positioned for Strong Revenue and Earnings Growth


                   Stamford, CT and Parsippany, NJ, December 18, 1997 -- CUC International Inc. and HFS Incorporated today said that their previously announced merger has been consummated, of-ficially creating Cendant Corporation. As of today, Cen-dant will be listed as "CD" on the New York Stock Exchange.

                   Henry R. Silverman, President and Chief Executive Officer of Cendant, said, "Cendant arrives at the global mar-ketplace as the world's premier consumer and business services company, with strong growth prospects. With numerous brands and a world-class marketing machine, we offer consumers and businesses a value proposition that we believe is unmatched by any other company. We currently have over 73 million member-ships, as well as more than 100 million consumer contacts each year in our various business segments, enabling us to leverage our marketing prowess and purchasing power."

                   Walter A. Forbes, Chairman of Cendant's Board of Di-rectors, stated, "We believe this merger enables us to leverage our customer base and marketing expertise to create unparal-leled growth opportunities across all lines of business. Work-ing together over the past six months, we have become even more excited about the synergies and efficiencies that we can achieve as a combined company. We will continue to be forward looking, moving quickly to create opportunities to increase revenue and profit growth and enhance shareholder value."

                   Pursuant to the companies' merger agreement, 2.4031 shares of CUC International common stock will be exchanged for each outstanding share of HFS incorporated common stock in a pooling-of-interests transaction. Cash will be paid in lieu of any fractional shares. CUC will issue approximately 440 mil-lion shares of common and common equivalent stock valued at about $14 billion. Cendant Corporation will have approximately
         900 million common shares outstanding on a fully diluted basis. The market capitalization of Cendant is approximately $29 billion, making it among the 100 largest U.S. corporations, based upon market captitalization. The Company, with more than 30,000 employees, operates in over 100 countries and is headquartered in Stamford, CT and Parsippany, NJ.







                   Based on the pro forma performance of the two compa-nies for the CUC fiscal year ended January 31, 1997 and the HFS fiscal year ended December 31, 1996, and giving effect to the companies' respective acquisitions during these periods, Cendant had revenues of approximately $4.5 billion, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $1.3 billion, net income of approximately $600 million and earnings per share of $0.70. Cendant will operate on a calen-dar year basis for financial reporting and tax purposes; the Company expects to report results for the fourth quarter ended December 31, 1997, in early February 1998.

                   The Company will recognize, in the fourth quarter, a one-time restructuring charge related to the Cendant merger of approximately $825 million (approximately $560 million after tax). The charge also includes transaction and restructuring costs related to the Hebdo Mag International Inc. acquisition.

                   Cendant's primary business segments include:

                   - TRAVEL. Cendant is the leading franchisor of hotels and rental cars worldwide, the premier provider of vacation exchange services and the second largest fleet management company. Brands include Days Inn (Registered), Howard Johnson (Registered), Ramada (Registered), Avis (Registered) and Resort Condominiums International.

                   - REAL ESTATE. Cendant is the premier franchisor of real estate brokerage offices, a major pro-vider of mortgage services and a global leader in corporate employee relocation. Brands in-clude CENTURY 21 (Registered), Coldwell Banker (Registered) and ERA (Registered).

                   - MEMBERSHIP. Cendant provides access to travel, shopping, auto, dining, financial and other ser-vices to over 73 million memberships worldwide in more than 20 consumer service programs.

                   Cendant also has a strong international membership base, an international classified advertising business as well as a presence in the financial services industry sector. The Company also is a leader in the education and entertainment software business.

                   The Company, in addition to enjoying increased pur-chasing power and other efficiencies of scale, is also posi-tioned for cross-marketing opportunities as a result of linking its brand names, consumer reach, direct marketing expertise and global club membership base. Cendant has an unmatched ability


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         to offer products and services to consumers at the precise mo-
         ment they are most predisposed to make those purchases.

                   The Company also announced that, prior to the merger, the Federal Trade Commission accepted for public comment a Con-sent Decree related to CUC's divestiture of its timeshare ex-change subsidiary, Interval International Inc., and Interval's affiliates, and that the divestiture of Interval International has been completed as contemplated by the Consent Decree.

                   Cendant Corporation is a global provider of consumer and business services. The Company operates in three principal segments: Membership, Travel and Real Estate. In Membership Services, Cendant provides access to travel, shopping, auto, dining and other services through more than 73 million member-ships worldwide. In Travel Services, the Company is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services and the second largest fleet management company. In Real Estate Ser-vices, Cendant is the world's premier franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. A pioneer in interactive shopping, Cendant is a major online commerce facilitator, with more than $1 billion in yearly sales through its netMarket (Registered) and other interactive services.

                   This release contains certain forward-looking state-ments that involve potential risks and uncertainties. The com-panies' future results could differ materially from those discussed herein. Factor that could cause or contribute to such differences include, but are not limited to, changes in market conditions, effects of state and federal regulations and risks inherent in international operations. Readers are cau-tioned not to place undue reliance on these forward-looking statements, which speak only as of today. The companies under-take no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after today or to reflect the occurrence of unanticipated events.













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         Investor Contact:

         Laura P. Hamilton
         Senior Vice President, Corporate Communications
         (203) 965-5114

         Press Contact:

         Elliot Bloom,
         Vice President, Public Relations
         (973) 496-8414









































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